Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281064

iDIRECT Private Markets Fund

(the “Fund”)

Supplement dated June 22, 2026 to the

Prospectus, dated July 29, 2025, as supplemented

This Supplement contains new and additional information and should be read in connection with your Prospectus. Please review this important information carefully.

Effective immediately, each prospective investor in the Fund will not be required to represent that he or she is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Also effective immediately, all references to “accredited investor” and related investor eligibility criteria will be deleted from the Prospectus.

Please retain this supplement for future reference.